Exhibit 19.1

Insider Trading and Information Policy
Eff. September 11, 2025

Purpose
    Federal and state securities laws prohibit any person who is aware of material nonpublic information about a company from trading in securities of that company. These laws also prohibit a person from disclosing material nonpublic information to other persons who may trade on the basis of that information.
    We have adopted this Insider Trading and Information Policy to promote compliance with these laws and to protect you and our company from the serious liabilities and penalties that can result from violations of these laws. This policy is not intended simply as a restatement of legal principles or regulatory rules and, in certain areas, NMI Holdings, Inc. and its subsidiaries (collectively, the “Company,” “we,” or “us”) have for business and/or regulatory reasons adopted policies and procedures that may impose requirements beyond those mandated by applicable laws or regulations.
    This policy is for the sole and exclusive benefit of the Company and does not constitute or otherwise create any employment or other legal right, privilege, assurance or contract of any kind or nature in favor of any Company personnel. Conduct in violation of this policy is outside the scope of the job responsibilities and authority of any director, officer or associate and will subject the director, officer or associate to disciplinary action, as described more fully below.
    It is your responsibility to comply with the securities laws and this policy. If you have a question about this policy or whether it applies to a particular transaction, please contact our General Counsel for additional guidance.
Persons subject to this policy
    This policy covers every director, officer, employee, and independent contractor (including persons employed on a temporary or contract basis or through a staffing agency) (individually, a “Covered Person”, and collectively, “Covered Persons”) of the Company, as well as their parents, spouses and minor children, other persons living in their households, any family members who do not live in any Covered Person’s household but whose transactions in securities are directed by the Covered Person or are subject to the Covered Person’s influence and control (such as parents or children who consult with the Covered Person before they trade in securities) and investment partnerships and other entities (such as trusts and corporations) over which such Covered Persons have or share voting or investment control (collectively, the “Related Parties”).

Core trading and disclosure restrictions
•If you are aware of material nonpublic information regarding us, you must not trade or advise anyone else to trade in our securities until such information has been publicly disclosed.
•All persons subject to this policy are subject to trading restrictions, including a prohibition against trading outside of a specified period known as a “trading window,” as described in Section II.B.
•Designated Persons (as defined below) are subject to additional trading restrictions, including pre-clearance requirements, as more fully described below in Section IV.
•Do not share material nonpublic information with people in our Company whose jobs do not require them to have the information.
•Do not disclose any material nonpublic information concerning the Company to anyone outside the Company unless such disclosure is required as part of your duties and the person receiving the information has a reason to know the information for Company business purposes and is under a duty of confidentiality to the Company with respect to the material nonpublic information.
General Counsel
    The General Counsel has the following duties:
•Administering and interpreting this policy and monitoring and enforcing compliance with all Policy provisions and procedures;
•Responding to questions from Company personnel concerning the Insider Trading and Information Policy or applicable securities laws generally;
•Implementing any additional trading restrictions or prohibitions imposed pursuant to this policy;
•Circulating this policy to all Company personnel, including Section 16 Individuals (as defined below), on an annual or other periodic basis as determined by the Company and providing the Insider Trading and Information policy to all new officers, directors and other Company personnel;
•Reviewing requests for pre-clearance of all transactions involving the Company’s securities by Designated Persons (as defined below) or as otherwise required pursuant to this policy;
•Designating and announcing special trading blackout periods during which no person covered by this policy may trade in Company securities (other than through a 10b5-1 Plan, as defined below);

•Serving as the designated recipient at the Company of copies of reports filed with the Securities and Exchange Commission (the “SEC”) by Section 16 Individuals under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
•Assisting in the preparation and filing of Section 16 reports for all Section 16 Individuals;
•Maintaining as Company records originals or copies of all documents required by the provisions of this policy or the procedures set forth herein, and copies of all required SEC reports relating to trading in Company securities; and
•Determining from time to time if persons should be added or deleted from the Company’s list of Designated Persons.
In carrying out the above duties and other duties, the General Counsel may consult with the Company’s outside counsel and may delegate certain duties to other attorneys in the Company’s Legal Department.
If the General Counsel is unable or unavailable to perform such duties, such duties may be performed by such other persons designated by the General Counsel or the Chief Financial Officer.
I.    CERTAIN DEFINITIONS
A.    “Material” Information. There is no bright-line test as to what constitutes “material” information; rather, materiality is based on an assessment of all of the facts and circumstances. Information is generally considered material if a reasonable stockholder or investor would consider it important in making a decision to buy, sell or hold our securities. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of our securities. Both positive and negative information may be material.
A good rule of thumb to follow is that if you are considering purchasing or selling securities of the Company (or some other company) because of some piece of information concerning a potential or pending, but unannounced event or development, it is likely to be “material.” It is your responsibility to seek guidance where necessary to determine if the information you possess is material.
You should keep in mind that whether information is material depends on the specific circumstances existing at a particular point in time. Because trading that receives scrutiny will be evaluated after the fact and with the benefit of hindsight, you should refrain from trading and disclosing information to others who may be in a position to trade on such information if you are uncertain as to the materiality of the information you possess.
B.    “Nonpublic” Information. Nonpublic information is information that is not generally available to the investing public. If you are aware of material nonpublic information about the

Company or any other company, you may not trade until the information has been widely disclosed to the public and the market has had sufficient time to absorb the information.
    You should keep in mind that information that is widely known within the Company may still be nonpublic if it has not been generally released to the investing public. Also, even after a public disclosure, some related matters may remain nonpublic and thus still constitute material nonpublic (inside) information.
    You should not discuss material non-public information within the hearing range of any person who is not authorized to receive that information. It is particularly important to exercise care and refrain from discussing non-public information in public places, such as elevators, trains, taxis, airplanes, lavatories, restaurants, and other places where the discussion might be overheard.
II.    GENERAL TRADING RESTRICTIONS
    All Company personnel should be aware that the enforcement of the insider trading laws is not limited to senior management or other persons who might be considered “high up” in a company’s organization.
    The Company may provide information on associate securities trading and other matters relating to this policy to governmental and/or regulatory authorities, will comply with any court orders and may cooperate with investigations by governmental or regulatory authorities into associate securities trading and other related matters.
A.    No Trading While in Possession of Material Nonpublic Information. You may not trade any securities of the Company when you are in possession of material nonpublic information. Additionally, you may not trade any securities of any other public company when you are in possession of material nonpublic information regarding such public company gained in the course of employment with the Company. If you are unsure whether the information you have is material or nonpublic, you should not trade any securities of the Company or of another public company until you have spoken with the General Counsel. You may not make information public so that you can purchase or sell securities of the Company or any other company. Nonpublic information may only be disclosed in accordance with applicable policies and procedures of the Company by authorized persons executing their professional responsibilities on behalf of the Company.
    Designated Persons (as defined below) are subject to additional trading restrictions. See Section IV. From time to time, certain Company personnel who are not Designated Persons may be required to have trades pre-cleared by the General Counsel, as discussed in Section IV.B below. Such personnel will be advised of such restrictions in writing.

B.     No Trading Outside a Trading Window. The period leading up to the end of each quarter and continuing until public disclosure and dissemination of the financial results for the quarter is a particularly sensitive period for transactions in the Company’s securities from the perspective of compliance with applicable securities laws and Company policy.
    Any person subject to this policy may trade in Company securities only during a specified trading window period. For purposes of this policy, the first day of the trading window will be the first full Trading Day (as defined below) following the public disclosure of quarterly or annual earnings, as applicable. The trading window will continue until the date that is seven days prior to the end of the then current fiscal quarter (for the avoidance of doubt, no trading may occur on such seventh day). The term “Trading Day” shall mean a day on which the NASDAQ is open for trading.
    It is very important to remember that trading in the Company’s securities or derivative securities during the trading window is not a “safe harbor” and may still violate the insider trading laws and Company policy. If you are in possession of material nonpublic information, you may not trade in Company securities even during applicable trading windows.
    Any trading window may be shortened or ended whenever, in the judgment of the General Counsel, it is determined that there is a significant risk to the Company or to officers, directors and associates if trading were to continue.
C.    No Trading During a Blackout Period. Any person subject to this policy may not trade in Company securities during any special blackout periods of which the General Counsel has notified them. You may not disclose to any outside party that a special blackout period has been designated. This restriction does not apply to trades executed pursuant to a 10b5-1 Plan, as defined below.
D.    Transactions By “Related Parties.” When you are prohibited from trading securities of the Company or any other company because you possess material nonpublic information or there is a blackout period applicable to you, you may not have any other person purchase or sell securities on your behalf or disclose the information to any such person. Any purchases or sales made by another person on your behalf will be attributed to you.
    Restrictions on insider trading apply to your Related Parties. You are responsible for the compliance of the members of your Related Parties. Transactions that may be necessary or justifiable for independent reasons are no exception to the policy.
E.    Prohibition Against “Tipping.” In addition, if you disclose material nonpublic information about the Company to another person and that person trades in Company securities, both you and the other person can be liable (even though you did not gain any benefit).

F.    Speculative Transactions. To avoid even the appearance of impropriety, you are expected to approach any transactions in the Company’s securities as long-term investments and not for purposes of short-term or speculative profits. Accordingly, transactions of a speculative nature in Company securities are prohibited. Examples of prohibited speculative transactions include:
•short-term, “in-and-out” trading (as a general matter, securities purchased and held for less than six months are considered short-term positions);
•“short sales” (that is, sales of shares that are not owned);
•“sales against the box” (that is, sales of borrowed shares against shares already owned, but not delivered against the sale);
•transactions on margin;
•transactions based on rumors or speculation of extraordinary corporate transactions or other significant developments that might involve the Company (as described above, such transactions may be viewed as involving the misuse of material nonpublic information);
•transactions in publicly traded put, call or other options on (or other derivative securities involving) the Company’s securities; and
•other hedging transactions in the Company’s securities.
G.    Post-Termination Transactions. The prohibitions on trading continue to apply to transactions in our securities even after you have terminated your employment or term on the Board of Directors. If you are in possession of material nonpublic information at the time of such termination, you may not trade in Company securities until that information has become public or is no longer material.
H.    Exception for Bona Fide Gifts. Bona fide gifts of the securities of the Company are exempt from this policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company securities while the Covered Person is aware of material nonpublic information.
I.     Exceptions for Certain Transactions under Company Benefit Plans. Certain transactions in Company securities under Company benefit plans are not prohibited by this policy. It does not apply to your election to have the Company withhold shares subject to an option to satisfy tax withholding requirements in connection with certain vesting. Unless you choose not to sell any shares you receive upon exercise of stock options, this policy applies to your exercise of such stock options, including any broker-assisted cashless exercise of options.
J.    Exception for Trades Pursuant to Pre-arranged Trading Plans. The trading restrictions in this policy do not apply to trading in Company securities if the trades occur pursuant to a pre-arranged trading plan pursuant to Rule 10b5-1(c) under the Exchange Act that has been pre-

cleared by our General Counsel (a “10b5-1 Plan”). Covered Persons may establish a 10b5-1 Plan which permits (i) automatic trading of Company stock through a third-party broker or (ii) trading of Company stock by an independent person (e.g., an investment broker) who is not aware of material non-public information at the time of the trade. Once a 10b5-1 Plan is implemented in accordance with Rule 10b5-1, trades pursuant to such 10b5-1 Plan will not be subject to the limitations and restrictions set forth in other sections of this Policy.
A 10b5-1 Plan must have the below characteristics:
•Company Approval. The 10b5-1 Plan has been reviewed and approved in writing prior to entry into the 10b5-1 Plan by the General Counsel (or if revised or amended, such revisions or amendments have been reviewed and approved in advance by the General Counsel); provided, however, that if the officer seeking pre-clearance is the General Counsel, then such officer must obtain the required preclearance from the Chief Executive Officer or Chief Financial Officer;
•Adoption. At the time of adoption, the Covered Person may not be aware of any material non-public information about the Company or its securities and must adopt the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Exchange Act Section 10b and Rule 10b-5, and the plan must contain a certification by the Covered Person to that effect;
•No Subsequent Influence. The 10b5-1 Plan must (1) specify the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold, (2) include a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold or (3) not permit the Covered Person to exercise any subsequent influence over how, when or whether to effect purchases or sales and, in addition, any other person who, pursuant to the contract, instruction or plan did exercise such influence, must not have been aware of material nonpublic information when doing so;
•Single Trade Plans. The 10b5-1 Plan meets the twelve-month limitation on single transaction plans set forth in Rule 10b5-1, subject to certain exceptions (i.e., to permit sell-to-cover plans);
•Duration. The 10b5-1 Plan has a minimum duration of 6 months and a maximum duration of 18 months;
•One Plan at a Time. No Covered Person may adopt more than one 10b5-1 Plan at a time, except as specifically permitted by Rule 10b5-1; and
•Cooling-Off Periods. When establishing or amending a 10b5-1 Plan by a Section 16 Individual, no purchases or sales pursuant to a plan may occur until the expiration of a cooling-off period ending on the later of 90 days after the adoption or modification of the plan, and 2 business days following the disclosure of the Company’s financial results on a Form 10-Q or Form 10-K for the completed fiscal quarter in which the plan was adopted or modified; provided, however, that in no event shall the required cooling-off period exceed 120 days. When establishing or amending a 10b5-1 Plan by all other Covered Persons, no purchases or sales may occur until the expiration of a cooling off period that is 30 days after the adoption or modification of a 10b5-1 Plan. An amendment or change to a 10b5-1 Plan that is treated as a termination of such plan and adoption of a new plan under Rule 10b5-1 shall be treated similarly for purposes of these requirements (including with respect to cooling-off periods).
As a condition to the approval of any such plan, the General Counsel may require the inclusion in the plan of any provisions deemed necessary or advisable to comply with the law and Company policy. Any modification or termination of a trading plan must be approved by the General Counsel before any further transactions can be effected pursuant to the plan. Clearance of a pre-approved trading plan by the General Counsel shall not be construed as a legal opinion or advice that the trading plan meets the requirements of Rule 10b5-1(c). You remain solely responsible for compliance with all securities laws and regulations and should consult your own counsel as appropriate.
K.    Other Exceptions. There may be circumstances in which application of this policy to Related Parties may cause severe hardship – for example, if an associate’s spouse is a stockbroker. In such cases, the Company may consider the appropriateness of granting a limited exception, which itself may include specific conditions, in order to alleviate the hardship while still meeting the Company’s compliance objectives. Company personnel should promptly report any such situation to the General Counsel. In reporting the situation, personnel must truthfully disclose all relevant facts and circumstances.

    Decisions as to whether an exception will be granted, and, if so, the conditions that may be required to grant the exception, rest with the sole discretion of the Company and will depend on the Company’s assessment of all of the relevant facts and circumstances of a particular situation. The Company expects that such exceptions will be rare and not become the rule. Any such exception granted is limited to the particular facts and circumstances disclosed, and does not modify the requirement to comply with applicable securities laws. Company directors, officers and associates have a duty to report promptly any changes in the facts and/or circumstances of any situation which is the subject of an exception so as to permit the Company to reassess the matter on a timely basis.
III.    UNAUTHORIZED DISCLOSURE OF INFORMATION
A.    Disclosure to Outside Persons. You are prohibited from disclosing to anyone any nonpublic information obtained at or through the Company (“Confidential Information”), except when such disclosure is part of your regular duties and is needed to enable the Company to carry out its business properly and effectively.
    Confidential Information may take many forms and includes nonpublic information concerning financial performance, operating results, business and marketing plans and strategies, management organization or changes, extraordinary corporate transactions, significant litigation or regulatory matters, and other matters relating to the conduct of the Company’s business and other activities. Confidential Information may also originate from or otherwise relate to another company with which the Company has a relationship, such as the Company’s borrowers, depositors, other customers, business partners, potential transaction partners, suppliers, companies advertising or being reported on in the Company’s publications and others.
    If you receive an inquiry from someone outside of the Company for information, you should refer the inquiry to the General Counsel.
B.    Disclosure to Inside Persons. You should not share Confidential Information, whether about the Company or about another company, with people in the Company whose jobs do not require them to have such information.
C.    Protecting Company Information. The following procedures are appropriate in protecting the confidentiality of Company information: (i) avoid discussions of confidential matters in places where they might be overheard or otherwise disseminated; (ii) mark sensitive documents “confidential” and use sealed envelopes marked “confidential”; (iii) secure confidential documents and restrict the copying of sensitive documents; (iv) direct outside inquiries to the General Counsel; (v) use code names for sensitive projects; (vi) use passwords to restrict computer access; (vii) do not use social media or any Internet message boards or similar medium available to the public to post any unauthorized messages regarding the

Company or our business, financial condition, associates, clients or other matters related to us; and (viii) adhere at all times to the Company’s privacy, information security, business conduct and social media policies.
IV.    ADDITIONAL TRADING RESTRICTIONS FOR DESIGNATED PERSONS
    Designated Persons are subject to the additional trading restrictions set forth in this Section IV.
A.    Definition of “Designated Persons.” Designated Persons are defined as the following:
•all directors of the Company;
•all officers of the Company who have been designated by our Board of Directors as “executive officers” for purposes of the reporting requirements and trading restrictions of Section 16 of the Exchange Act (as shown on “Exhibit 1”) (who, together with the directors, are referred to herein as “Section 16 Individuals”);
•any additional persons that the Company may from time to time designate as a Designated Person because of their position with the Company and access to material nonpublic information; and
•Related Parties of any of the above.
B.    No Trading Without Prior Approval. During a trading window, Designated Persons may trade in Company securities only after notifying and obtaining the approval of the General Counsel. You must not engage in the transaction unless and until the General Counsel provides his approval electronically or in writing. The foregoing functions of the General Counsel will be undertaken by the Chief Financial Officer in the case of proposed trades by the General Counsel, or if the General Counsel is otherwise unavailable. Approval is only for the particular transaction for which clearance is sought and granted and must be completed by the end of the second Trading Day following notification of clearance (or such other time as specified by the General Counsel). If you come into possession of material nonpublic information after the General Counsel provides approval, but before execution of the trade, you must notify the General Counsel and you may not trade until receiving a new approval from the General Counsel. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance. The Company may also find it necessary, from time to time, to require compliance with the pre-clearance process by other Company personnel and will advise such persons in writing.
C.    Margin Accounts and Pledging Company Securities. You may not hold Company securities in a margin account or pledge Company securities as collateral for a loan.

V.    COMPLIANCE AND POTENTIAL CIVIL, CRIMINAL AND DISCIPLINARY SANCTIONS
    Every director, officer, and associate of the Company has the individual responsibility (i) to personally comply with applicable securities trading laws and this policy and (ii) to take steps to see that their Related Parties also comply with applicable securities laws and this policy.
    Directors, officers, associates and their Related Parties may, from time to time, have to forego a potential or proposed transaction in the Company’s securities (or the securities of another company) as a result of this policy, including specific trading restrictions or prohibitions imposed on an associate (and their Related Parties). The Company bears no responsibility or liability for any financial loss or other impact arising from any of the requirements imposed pursuant to or in compliance with this policy or applicable securities trading laws or rules.
A.    Company Discipline. If you violate this policy or insider trading or tipping laws, you may be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans, fines, suspension (without pay) or termination of employment (or, in the case of directors, suspension (without pay) or termination of directorship) for cause, or some combination of the foregoing. Company personnel shall also be subject to such disciplinary action by the Company for violations by their Related Parties. A violation of our Company policy is not necessarily the same as a violation of law. In fact, for the reasons indicated above, the Company’s policy is intended to be more restrictive than the law. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether its policy has been violated. The Company is not required to await the filing or conclusion of a civil or criminal action against an alleged violator before taking disciplinary action.
B.    Reporting of Violations. Any director, officer, or associate who violates this policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other director, officer or associate, must report the violation immediately to the General Counsel.
    All directors, officers and associates are expected to cooperate in any investigation or other effort by the Company to respond to a report of a suspected compliance violation. The Company will not tolerate any direct or indirect efforts by Company personnel to cover up a compliance violation or otherwise impede an investigation or corrective action, for example, by withholding information, fabricating an inaccurate or misleading version of the facts, creating misleading documents, altering or destroying records or other such deceptive conduct. Any such conduct is itself a violation of this policy.
C.    Obtaining Guidance. This policy may not cover every situation that may arise, and you may find yourself in a situation where questions or uncertainty exists as to applicability of the securities trading laws or this policy. If you have questions as to the applicability of or compliance with the securities trading laws or this policy, you should refrain from taking any questionable action and ask questions first. Questions should be directed to the General Counsel.
D.    Amendment to Policy. The General Counsel may propose amendments to this policy to the Board of Directors from time to time as the General Counsel deems necessary or advisable.

Exhibit 1
The following officers of the Company have been designated by our Board of Directors as “executive officers” for purposes of the reporting requirements and trading restrictions of Section 16 of the Exchange Act:
Executive Chairman
Chief Executive Officer
President
Executive Vice Presidents
Chief Financial Officer
Chief Legal Officer
Chief Risk Officer
Chief Accounting Officer (or if there is no such Chief Accounting Officer, the Controller)

Re:    Insider Trading and Information Policy
Ladies and Gentlemen:
Enclosed is a copy of the Insider Trading and Information Policy of NMI Holdings, Inc. (the “Company”), effective September 11, 2025. PLEASE READ IT VERY CAREFULLY. As it indicates, the consequences of insider trading can be severe for you and the Company.
To show that you have read the Insider Trading and Information Policy and agree to abide by its terms and conditions, please sign and return the attached copy of this letter to the General Counsel as soon as possible.
Very truly yours,
Bill Leatherberry
EVP, General Counsel

CERTIFICATION
The undersigned certifies that the undersigned has read, understands and agrees to comply with the Insider Trading and Information Policy of NMI Holdings, Inc. (the “Company”). The undersigned agrees that the undersigned will be subject to sanctions, which may include (without limitation), as to associates of the Company, termination of employment, that may be imposed by the Company, in its discretion, for violation of the Company’s policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent or others against the transfer of Company securities by the undersigned in a transaction that the Company considers to be in contravention of its policy.

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